                           EXHIBIT TO SCHEDULE 13D


                                EXHIBIT 10(w)


                          [ERGOBILT INC. LETTERHEAD]


                               October 2, 1996


Mr. Mark A. McMillan
2506 River Forest
Bryan, Texas 77802


Dear Mark:

        This is to confirm your agreement to sell to ErgoBilt, Inc. ("ErgoBilt") that number of shares of Common Stock EB is required to deliver upon conversion of up to one-half of the principal balance due (not to exceed $250,000) under the Company's promissory note, dated September 6, 1996, payable to Summit Partners Management Co. The purchase price per share for your shares shall equal 90% of the price to public per share of the Company's initial public offering ("IPO"). The number of shares to be delivered upon conversion shall be equal to one-half of the principal balance of the note divided by the price to public per share of Common Stock in the IPO. The purchase of your shares of Common Stock shall occur simultaneously with the closing of the IPO.

        Certificates representing your shares shall be accompanied by a stock transfer power executed in blank and guaranteed by a member firm of the New
York Stock Exchange. You represent and warrant that you have good and marketable title to such shares, free of any lien, adverse claim or encumbrance.


                                              Sincerely,

                                              /s/ GERARD SMITH

                                              Gerard Smith
                                              President and CEO


ACCEPTED AND AGREED:


 /s/ MARK A. MCMILLAN
---------------------------
Mark A. McMillan




                            (Page 15 of 15 Pages)